Form 10-K405, Exhibit 13
period 1996-09-28
TECHNICAL COMMUNICATIONS CORP
filed 1997-01-10
CIK 96699

                              EXHIBIT 13

Consolidated Balance Sheets:
September 28, 1996, and September 30, 1995.

                                                  1996           1995
                                             ____________    ____________
Assets

   Current Assets:
    Cash and cash equivalents                $  6,381,026    $  3,877,790
    Accounts receivable - trade, less
      allowance for doubtful accounts
      of $53,707 in 1996 and $48,692
      in 1995                                   3,219,124       5,011,966
    Inventories (Note 4)                        2,615,772       2,427,828
    Refundable income taxes (Note 6)                    -         139,944
    Other current assets                          199,122         342,756
_________________________________________________________________________
      Total current assets                     12,415,044      11,800,284
_________________________________________________________________________

   Equipment and leasehold improvements
     (Note 16)                                  4,223,816       3,626,364
    Less accumulated depreciation and
      amortization                              2,646,683       1,984,631
_________________________________________________________________________
       Equipment and leasehold
         improvements-net                       1,577,133       1,641,733
_________________________________________________________________________

   Goodwill                                     1,614,131       1,569,620
    Less accumulated amortization                 286,623          65,770
_________________________________________________________________________
         Goodwill - net                         1,327,508       1,503,850
_________________________________________________________________________

   Deferred income taxes (Note 6)                 221,640               -
   Other assets                                   458,708         402,568
_________________________________________________________________________
                                             $ 16,000,033    $ 15,348,435
_________________________________________________________________________
_________________________________________________________________________

Liabilities and Stockholders' Equity

  Current Liabilities:
    Accounts payable                         $    504,860    $    450,650
    Long-term debt - current portion (Note 5)   1,145,175         696,136
    Accrued liabilities:
      Compensation and related expenses           597,938         429,146
      Other (Note 3)                            2,019,303       1,553,140
_________________________________________________________________________
        Total current liabilities               4,267,276       3,129,072
_________________________________________________________________________

  Long-term debt (Note 5)                       1,200,000       2,345,175

   Other long-term liabilities                          -         205,437
   Commitments and contingencies (Notes 10,
     12, 14 and 16)

   Stockholders' Equity
     Common stock - par value $.10 per share;
       authorized 3,500,000 shares, issued
       1,264,496 shares in 1996 and 1,254,426
       in 1995                                    126,450         125,443
   Treasury Stock at cost, 10,000 shares          (80,000)        (80,000)
     Additional paid-in capital                 1,473,643       1,388,927
     ESOP deferred compensation (Note 5)         (695,175)       (941,311)
   Retained earnings                            9,707,839       9,175,692
_________________________________________________________________________
        Total stockholders' equity             10,532,757       9,668,751
_________________________________________________________________________

                                              $16,000,033     $15,348,435
_________________________________________________________________________
_________________________________________________________________________

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income:
Years Ended September 28, 1996, September 30, 1995, and October 1, 1994.

                                      1996          1995         1994
                                  ___________   ___________   __________
Net sales                         $14,012,802   $10,227,565   $9,065,715
Cost of sales                       5,781,414     4,875,683    3,770,890
_________________________________________________________________________
       Gross profit                 8,231,388     5,351,882    5,294,825
_________________________________________________________________________

Operating expenses:
   Selling, general and
    administrative expenses         5,582,553     3,826,778    4,045,176
   Product development costs        1,955,852     1,492,370    1,221,713
_________________________________________________________________________
       Total operating expenses     7,538,405     5,319,148    5,266,889
_________________________________________________________________________

    Operating profit                  692,983        32,734       27,936

Other income (expense):
   Investment income                  239,142       271,815      212,211
   Interest expense                  (243,472)     (158,570)    (114,115)
   Other                               20,876       (27,652)      18,111
_________________________________________________________________________
       Total other income              16,546        85,593      116,207
_________________________________________________________________________

Income before income taxes            709,529       118,327      144,143

Provision for income taxes
  (Note 6)                            177,382        29,582       28,097

Net income                        $   532,147   $    88,745   $  116,046
_________________________________________________________________________
_________________________________________________________________________

Net income per common share
  (Note 2)                           $   0.42      $   0.07     $   0.09


Weighted average common shares
   outstanding                      1,257,384     1,252,567    1,245,410





The accompanying notes are an integral part of these consolidated financial statements.
                                Page AR-7

Consolidated Statements of Cash Flows:
Years Ended September 28, 1996, September 30, 1995, and October 1, 1994.

                                              1996               1995               1994
                                          _____________      _____________      ___________
Operating Activities:
Net Income                                $   532,147        $    88,745        $  116,046
Adjustments to reconcile
   net income to net cash provided
   (used) by operating activities:
        Depreciation and amortization         882,905            500,850           291,990
        Non-cash compensation
          associated with ESOP                246,136            246,136           259,705

Changes in assets and liabilities,
  net of the acquisition of Datotek:
     Decrease (increase) in accounts
         receivable                         1,792,842           (992,005)          411,089
     Decrease (increase) in inventories      (187,944)           136,602           132,032
     Decrease (increase) in refundable
       income taxes                           139,944            (55,604)           61,625
     Decrease (increase) in other
       current assets                         143,634           (253,904)          (28,886)
     Decrease (increase) in other assets
       and deferred income taxes             (277,780)          (256,216)              (11)
Increase (decrease) in accounts payable
       and other accrued liabilities          483,728            187,235          (110,156)
___________________________________________________________________________________________
   Net cash provided (used) by operating
    activities                              3,755,612           (398,161)        1,133,434
___________________________________________________________________________________________

Investing Activities:
   Additions to equipment and
     leasehold improvements                  (597,452)          (366,300)         (185,284)
   Cash paid for Datotek acquisition          (44,511)        (3,687,000)                0
___________________________________________________________________________________________
   Net cash provided (used) by investing
      activities                             (641,963)        (4,053,300)         (185,284)
___________________________________________________________________________________________

Financing Activities:
   Proceeds from exercise of stock
      options                                  85,723             14,500            63,600
   Proceeds from bank loan                          -          2,250,000                 -
   Payment of debt                           (696,136)          (396,136)         (259,705)
___________________________________________________________________________________________
   Net cash provided (used) by financing
      activities                             (610,413)         1,868,364          (196,105)
___________________________________________________________________________________________

   Net increase (decrease) in cash and
    cash equivalents                        2,503,236         (2,583,097)          752,045

Cash and cash equivalents at beginning
   of year                                  3,877,790          6,460,887         5,708,842
___________________________________________________________________________________________

Cash and cash equivalents at end of year  $ 6,381,026        $ 3,877,790       $ 6,460,887
___________________________________________________________________________________________
___________________________________________________________________________________________

Supplemental disclosures:

   Interest paid                          $   243,472        $   158,570        $  114,115
   Income taxes paid
      (net of refunds received)               103,497            (24,401)          (36,626)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Stockholders' Equity:
Years Ended September 28, 1996, September 30, 1995, and October 1, 1994

                                           1996          1995          1994
                                      ____________  ____________  ____________
Shares of Common Stock:
   Beginning balance                    1,254,426     1,251,176     1,238,276
   Exercise of stock options               10,070         3,250        12,900
_____________________________________________________________________________
     Ending balance                     1,264,496     1,254,426     1,251,176
_____________________________________________________________________________
_____________________________________________________________________________

Common Stock at par value:
   Beginning balance                  $   125,443   $   125,118   $   123,828
   Exercise of stock options                1,007           325         1,290
_____________________________________________________________________________
     Ending balance                       126,450       125,443       125,118
_____________________________________________________________________________

Treasury Stock:
   Beginning balance (10,000 shares)      (80,000)      (80,000)      (80,000)
   Purchase of treasury stock                   -             -             -
_____________________________________________________________________________
     Ending balance                       (80,000)      (80,000)      (80,000)
_____________________________________________________________________________

Additional Paid-In Capital
   Beginning balance                    1,388,927     1,374,752     1,312,442
   Exercise of stock options               84,716        14,175        62,310
_____________________________________________________________________________
     Ending balance                     1,473,643     1,388,927     1,374,752
_____________________________________________________________________________

ESOP Deferred Compensation:
   Beginning balance                     (941,311)   (1,187,447)   (1,447,152)
   Principal payments on ESOP debt
      (Note 5)                            246,136       246,136       259,705
_____________________________________________________________________________
     Ending balance                      (695,175)     (941,311)   (1,187,447)
_____________________________________________________________________________

Retained Earnings:
   Beginning balance                    9,175,692     9,086,947     8,970,901
   Net income                             532,147        88,745       116,046
_____________________________________________________________________________
     Ending balance                     9,707,839     9,175,692     9,086,947
_____________________________________________________________________________


Total stockholders' equity            $10,532,757   $ 9,668,751   $ 9,319,370
_____________________________________________________________________________
_____________________________________________________________________________


The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

(1) Company Operations

  Technical Communications Corporation and its wholly-owned subsidiaries (the Company) operate in one industry segment: the design, development, manufacture, distribution and sale of communications security devices and systems.

(2) Summary of Significant Accounting Policies

    Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, TCC Foreign Sales Corporation, a qualified Foreign Sales Corporation (FSC), and TCC Investment Corporation, a Massachusetts Security Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

    Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Cash and Cash Equivalents

     Cash and cash equivalents include demand deposits at banks, and certificates of deposit and other investments (including mutual funds) readily convertible into cash. Cash equivalents are stated at cost, which approximates market value.

    Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

    Equipment and Leasehold Improvements

     Equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

    Recognition of Revenue

     The Company generally recognizes revenue upon shipment. Income on long-term contracts is recognized on the unit-of-delivery basis. Unbilled costs on unit-of-delivery contracts are included in inventory. There were no material accounts receivable related to long-term contracts at September 28, 1996, or September 30, 1995.

    Income Taxes

     The Company adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" (SFAS 109) in fiscal year 1994. SFAS 109 requires the use of the liability method in accounting for income taxes. Under the liability method, deferred income taxes are recognized at current income tax rates to reflect the tax effect of temporary differences between the consolidated financial reporting and tax bases of assets and liabilities.

    Warranty Costs and Field Installation Costs

     The Company provides for warranty costs based on a percentage of sales. The percentage is adjusted periodically in accordance with actual experience. As of September 28, 1996, the Company accrued an additional $192,000 of warranty costs related to specific product warranty obligations. Field installation costs, which are accrued upon sale of product when appropriate, represent the Company's obligation to provide installation of equipment already sold.

    Earnings per Share

     Earnings per common share are based on the weighted average number of shares outstanding during the year using the treasury stock method. The effect of assumed conversion of dilutive stock options is not material.

    Reclassification of Prior Year Amounts

     Certain prior year financial statement information has been reclassified to be consistent with the current year presentation.

    Fiscal Year-End Policy

     The Company by-laws call for its fiscal year to end on the Saturday closest to the last day of September, unless otherwise decided by its Board of Directors. Fiscal years 1996, 1995 and 1994 ended on September 28, 1996, September 30, 1995 and October 1, 1994, respectively.

(3) Other Accrued Liabilities

    Other accrued liabilities consist of the following:

                                                     September 28,   September 30,
                                                          1996            1995
                                                     _____________   _____________
          Reserve for product warranty                $   386,175     $   533,126
          Reserve for product installation                141,650         162,000
          Customer advance payments                       108,402         121,554
          Sales representative commissions                340,928          64,588
          Customer support agreements                     344,520         434,000
          Income taxes payable                            463,227          99,461
          Other                                           234,401         138,411
          ________________________________________________________________________
          Total                                       $ 2,019,303     $ 1,553,140
          ________________________________________________________________________
          ________________________________________________________________________

(4) Inventories

    Inventories consist of the following:

                                                     September 28,   September 30,
                                                          1996            1995
                                                     _____________   _____________

          Finished goods                              $    10,557     $   374,047
          Work in process on long-term contracts                -          25,056
          Other work in process                           853,422         642,332
          Raw materials and supplies                    1,751,793       1,386,393
          ________________________________________________________________________
          Total inventories                           $ 2,615,772     $ 2,427,828
          ________________________________________________________________________
          ________________________________________________________________________

(5) Debt

  On November 17, 1989, the Company established the Technical Communications Corporation Employees' Stock Ownership Trust (the Trust) for the benefit of its employees. During 1990 and 1991, the Trust borrowed $1,212,500 and $1,287,488, respectively, from two banks, and purchased 190,350 shares of the Company's common stock at fair market value. The Company is acting as guarantor on the outstanding loans and, as a result, has recorded the principal balance of such loans on its balance sheet as long-term debt with an offsetting charge to "ESOP deferred compensation" within the Stockholders' Equity section.

  The 1990 loan to the Trust bears interest on the principal amount outstanding at a rate equal to 8.75%. It requires a balloon payment of approximately $82,000 in April 1997. The 1991 loan was renewed in August 1994 for a further three-year term, and now bears interest at a rate of 8.77%. It requires a balloon payment of approximately $490,000 in August 1997.

  Subject to the approval of the two banks in question, the Company anticipates refinancing both loans to eliminate or postpone beyond fiscal 1997 the two balloon payments. The Company intends to make contributions to the Trust sufficient to pay all principal and interest on the loans when due. Because the payment of principal results in the release of shares from collateral, which shares are then available for allocation to employees, the principal portion of these contributions is recorded as compensation expense. Such contributions are, therefore, expensed to compensation and interest when they are made or accrued. The compensation and interest elements were as follows:

                               September 28,  September 30,   October 1,
                                    1996           1995          1994
                               _____________  _____________   __________

           Compensation        $  246,136     $  246,136      $  259,705

           Interest                71,996         88,305         114,115
           _____________________________________________________________
           Total contributions $  318,132      $  334,441     $  373,820
           _____________________________________________________________
           _____________________________________________________________

  On May 31, 1995, the Company completed an asset purchase of the secure communications business of Datotek, Inc., a subsidiary of AT&T Corp., for $3,687,000 (see Note 15). This acquisition was funded partly by the Company's cash reserves and partly through loans amounting to $2,250,000 from two banks. These loans are payable in equal installments of principal over a period of five years, plus interest at The First National Bank of Boston's prime rate plus 1/2 of 1%. However, as of November 8, 1996, the Company paid off both loans in full.

  At September 28, 1996, the Company had a $2,500,000 line of credit at a rate of prime plus 1/2 of 1%. Availability under the line of credit has been reduced by $66,910 for outstanding standby letters of credit (see
  Note 10). The Company had no borrowing under the line of credit in 1996 or 1995. This line of credit expires on May 1, 1997, unless renewed.

  The foregoing bank loans and line of credit are secured by a pledge of substantially all the assets of the Company.


  The future principal payments required as of September 28, 1996, on these loans were:

                                   Fiscal Year
                                   ___________
                                        1997         1,145,175
                                        1998           450,000
                                        1999           450,000
                                        2000           300,000
          ____________________________________________________
          Total principal payments                $  2,345,175
          ____________________________________________________
          ____________________________________________________

  Because the Company's debt is at rates that vary with the Prime Rate, or approximate such rates currently, management believes that the fair value of the debt is essentially equal to its face value.

(6) Income Taxes

  The provisions (credits) for income taxes consist of the following:

                                 September 28,  September 30,   October 1,
                                     1996           1995           1994
                                 _____________  _____________   __________
          Current:
             Federal             $   473,672     $   21,983     $   21,704
             State                   123,027          7,599          6,393
          ________________________________________________________________
          Total current taxes        596,699         29,582         28,097
          ________________________________________________________________

          Deferred:
             Federal                (336,330)             -              -
             State                   (82,987)             -              -

          Total deferred taxes      (419,317)             -              -

          Total provision        $   177,382     $   29,582     $   28,097
          ________________________________________________________________
          ________________________________________________________________

  The provisions for income taxes are different from those that would be obtained by applying the statutory federal income tax rate to earnings before income taxes due to the following:

                                           September 28,   September 30,  October 1,
                                               1996            1995          1994
                                           _____________   _____________  __________
          Tax at U.S. statutory rate       $   241,240     $   40,231     $  49,009
          Benefit of Foreign Sales Corp.       (23,604)       (29,898)      (40,696)

          State income taxes,
             net of Federal benefit             28,260          3,600          (469)
          Tax-exempt interest                   (6,875)        (7,480)      (31,250)

          Accruals and other                     5,861         23,129        51,503
          Reduction in valuation               (67,500)             -             -
             allowance
          _________________________________________________________________________
          Total provision                  $   177,382     $   29,582     $  28,097
          _________________________________________________________________________
          _________________________________________________________________________

  Deferred income taxes consist of the following:

                                          September 28,   September 30,
                                               1996            1995
                                         ______________  ______________
             Goodwill                    $    54,874     $          -
             Inventory reserve               201,140          213,600
             Warranty reserve                243,629          231,502
             Payroll related accruals         37,590           40,000
             Other                            38,238          (63,771)
             _________________________________________________________
             Total                           575,471          421,331
             Less: Valuation allowance      (353,831)        (421,331)
             _________________________________________________________

             Total                       $   221,640     $          -
             _________________________________________________________
             _________________________________________________________

  The valuation allowance relates to uncertainty regarding the Company's ability to realize prepaid tax assets against future profits.

  Refundable income taxes represent estimated refunds from the federal government from carryback claims.

(7) Stock Options

  At the February 1992 Annual Meeting of Stockholders, the Company adopted the Technical Communications Corporation 1991 Stock Option Plan (the SOP
  Plan) to replace a previous, expired plan. The Company reserved 250,000 shares of common stock for issuance to employees at prices not less than the fair market value on the date of grant. Options under this plan generally expire ten years from the date of grant, are exercisable in cumulative annual increments commencing one year after the date of grant, and generally vest over a five-year period.

  The Company had previously adopted an Incentive Stock Option Plan (the ISO Plan) that reserved shares of common stock for issuance to employees at prices not less than the fair market value on the date of grant. The ISO Plan expired December 15, 1991. Options are still outstanding, generally expire ten years from the date of grant, are exercisable in cumulative annual increments commencing one year after the date of grant, and generally vest over a five-year period.

  In 1991, the stockholders approved a Non-Qualified Stock Option Plan which reserved 50,000 shares of Common Stock for issuance to non-employee Directors of the Company. These options are issued to qualifying Directors at prices not less than fair market value on the date of grant. Options under this plan are exercisable at any time after the date of grant until expiration, which is five years from the date of grant.

  In fiscal 1996 the Company granted stock options for 50,000 shares to a key member of management at exercise prices equal to or above the then current market value. Of these 50,000 shares, the exercise price and vesting of 40,000 is contingent upon meeting certain milestones that had not been met by the end of fiscal 1996. If these milestones are met in the future, that event will fix the vesting period and exercise price. As a result, the Company will incur compensation expense at that time.

     A summary of stock option transactions follows:

                                   ISO Plan    SOP Plan     Directors'
                                    Number       Number     SOP Number
                                   of Shares   of Shares    of Shares
                                    Under        Under        Under      Option Price
                                    Option      Option       Option       per Share
                                   _________  __________    __________  _____________
    Outstanding at October 2,
      1993 (29,000, 3,175 and
      3,750 shares exercisable)     30,400     133,000       3,750      $4.00 - 16.75
    Granted                              -      30,750       1,500       8.00 - 15.37
    Exercised                      (12,900)          -           -       4.00 -  5.00
    Canceled                             -    (105,300)     (2,250)      4.00 - 16.75
    _________________________________________________________________________________

    Outstanding at October 1,
      1994 (17,250, 12,050 and
      3,000 shares exercisable)     17,500      58,450       3,000      $4.00 - 16.75
    Granted                              -     100,750       1,500       7.00 - 10.98
    Exercised                       (2,750)          -        (500)      4.00  - 7.00
    Canceled                          (100)    (10,300)          -      10.50 - 15.37
    _________________________________________________________________________________

    Outstanding at September 30,
      1995 (14,525, 14,530 and
      4,000 shares exercisable)     14,650     148,900       4,000      $4.00 - 16.75
    Granted                              -      94,700       2,250       8.12 - 12.79
    Exercised                       (4,300)     (4,270)     (1,500)      4.00 - 12.75
    Canceled                          (500)    (19,275)       (750)      8.00 - 15.37
    _________________________________________________________________________________

    Outstanding at September 28,
      1996 (9,850, 37,620 and
      4,000 shares exercisable)      9,850     220,055       4,000      $4.00 - 16.75


(8) Profit-Sharing Plan

  The Company has a qualified, contributory, trusteed profit-sharing plan covering substantially all employees. The Company's policy is to fund contributions as they are accrued. The contributions are allocated based on the employee's proportionate share of total compensation.

  The Company's contributions to the plan are determined by the Board of Directors and are subject to other specified limitations. Provisions of approximately $46,000, $40,000, and $20,000 in 1996, 1995 and 1994,
  respectively, have been recorded for the Company's contribution to the profit-sharing plan.

  The Company offers no post-retirement benefits as defined in the Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits other than Pensions."

(9) Executive Incentive Bonus Plan

   The Company has an Executive Incentive Bonus Plan for the benefit of key management employees. The bonus pool is determined based on the Company's performance as defined in the plan. During fiscal 1994, no bonuses were earned but a balance of $71,604 earned in prior years was distributed among substantially all employees. In fiscal 1995 no bonuses were earned or paid under this plan. In fiscal 1996 the Company accrued $104,500 for payment to key management employees during fiscal 1997. A new plan was adopted by the Board of Directors for fiscal 1997.

(10) Off-Balance Sheet Risk and Concentration of Credit Risk

    At September 28, 1996, and September 30, 1995, the Company was contingently liable under open standby letters of credit totaling $66,910 and $70,833, respectively. These letters of credit are issued in the ordinary course of business to secure the Company's performance under contracts with its customers. These letters of credit expire as provided for in the contracts, unless exercised or renewed. To date, no letters of credit have been exercised. The Company does not expect to incur any loss associated with these letters of credit.

    As of September 28, 1996, management believes it has no significant concentrations of credit risk due to placement of its cash equivalents with high-credit-quality financial institutions, and the fact that the majority of its foreign trade receivables are secured by letters of credit or credit insurance.

(11) Related Party Transactions

    During 1996, 1995 and 1994, the Company leased a sales office from a related party; lease payments were $1.00 in each year. The fair value of such rent is estimated to be below $5,000 per year.

    A Director of the Company is a member of a law firm which provides services to the Company.

    On June 27,1995, the Company invested $250,800 for a minority interest in Series B Preferred Stock of Net2Net Corporation. TCC also entered into a distribution agreement with Net2Net that gave TCC the exclusive right to sell Net2Net products to certain U.S. Government departments. Net2Net's President, Stephen McCalmont, is related to the Chairman and another Director of Technical Communications Corporation, both of whom are also investors in Net2Net Corporation.A third Director of the Company is also an investor in Net2Net Corporation. This investment, which represents less than a 5% interest, has been accounted for using the cost method.

(12) Commitments and Contingencies

    The Board of Directors has authorized payments of $30,000 per year for five years to the wife of the Chairman of the Board of Directors, provided that she survives him, in the event of his death at a time when he is employed by the Company. The Company carries insurance on the life of the Chairman sufficient to fund this contingent liability in full.

    The Company is party to various claims arising in the normal course of business. Management believes that these are adequately provided for or will result in no significant additional liability to the Company.

(13) Major Customers and Export Sales

    In fiscal 1996, the Company had three customers, including the U.S. Government as one customer, representing 54% (26%,16%, and 12%) of net sales. In fiscal 1995, the Company had three customers, including the U.S. Government as one customer, representing 57% (24%, 20%, and 13%) of net sales. In fiscal 1994, the Company had three customers, including the U.S. Government, representing 52% (28%, 15% and 9%) of net sales.

    A breakdown of net sales is as follows:

                                 September 28,   September 30,      October 1,
                                     1996            1995              1994
                                ______________  ______________    ____________
            Domestic            $  3,633,425    $  1,535,015      $    707,735
            Foreign             $ 10,379,377    $  8,692,550      $  8,357,980
            __________________________________________________________________
            Total               $ 14,012,802    $ 10,227,565      $  9,065,715
            __________________________________________________________________
            __________________________________________________________________

    A summary of foreign sales by geographic area follows:

                                September 28,    September 30,      October 1,
                                    1996             1995              1994
                                _____________    _____________      __________
     North America
      (excluding the U.S.)          1.3%             2.9%              1.4%
     Central and South America      6.7%             6.5%             24.0%
     Europe                        11.6%            14.2%              7.6%
     Mid-East and Africa           46.0%            59.7%             62.8%
     Far East                      34.4%            16.7%              4.2%


(14) Leases

    The Company leases its headquarters and a branch sales office under operating leases.

    The future minimum base rental payments on its triple net headquarters lease are $146,160 per year for calendar years 1996 through 1997. The lease expires on December 31, 1997, but can be renewed for one or two additional two and one-half year terms ending June 30, 2000, and December 31, 2002. The Company also retains an option to purchase the building at fair market value but not to exceed $2,262,000, exercisable at each 2 1/2 year interval during the initial term of the lease or any renewals thereof.
    Base rental expense amounted to $146,160, in each of fiscal years 1996, 1995, and 1994.

(15) Acquisition

    Effective May 31, 1995, the Company acquired substantially all of the assets of Datotek, Inc., a subsidiary of AT&T Corp. Total consideration paid by the Company was $3,687,000, plus acquisition and financing costs. The acquisition was financed by the Company's own capital and a loan from two banks. (The loans from the two banks were paid off as of November 8, 1996.) Operations resulting from this acquisition are included in the accompanying consolidated financial statements from the date of acquisition. The acquisition was accounted for as a purchase, and accordingly, an allocation of purchase cost to the Company's assets and liabilities (accounts receivable, inventory, fixed assets, accounts payable and accruals) was made to reflect fair values. The allocation results in unallocated excess of purchase cost over net assets acquired (goodwill) of $1,614,131, which is being amortized on a straight-line basis over 7 1/2 years. The parties made an election under the Internal Revenue Code to treat the purchase and sale agreement as a purchase of assets and assumption of liabilities.

    On an unaudited proforma basis, giving effect to the transaction as if it occurred as of October 1, 1994, net sales for fiscal 1995 would have been $11,605,000 with a net loss of $235,000 or $.19 per share.

    The proforma net sales and net loss do not purport to represent what the Company's results of operations would have been if such transaction in fact had occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations for any future date or period.

(16) Equipment and Leasehold Improvements

    Equipment and leasehold improvements consist of the following:

                                         September 28,     September 30,   Estimated
                                             1996             1995           Useful
                                                                              Life
                                        ______________    ______________  __________

          Engineering and
            manufacturing equipment     $  1,942,723      $  1,832,839    3-8 years
          Demonstration equipment            785,178           525,635    3-5 years
          Furniture and fixtures           1,000,354           806,558    3-8 years
          Automobiles                         89,899            89,899      5 years
          Leasehold Improvements             405,662           371,433    2-5 years
          _________________________________________________________________________
          Total equipment and
            leasehold improvements      $  4,223,816      $  3,626,364    2-8 years
          _________________________________________________________________________
          _________________________________________________________________________

(17) Fair Values of Financial Instruments

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

    a.) Cash and Cash Equivalents - The carrying amount of these assets on the Company's Consolidated Balance Sheet approximates their fair value because of the short maturity of these instruments.

    b.) Long-term Debt - The fair value of this long-term indebtedness approximates the carrying amount since the variable interest rate paid reflects fair value.

(18) Risks

    The Company is exposed to a number of business risks. These include, but are not limited to, concentration of its business amongst a relatively small number of customers (see footnote #13), technological change (which can cause obsolescence of the Company's products and inventories), actions of competitors (some of whom have access to considerably greater financial resources than the Company), cancellation of major contracts (either before or after award), variations in market demand, the loss of key personnel, etc. The Company attempts to protect itself in various ways against such risks, but its success cannot be guaranteed.

(19) Forward-looking Statements

    The foregoing footnotes contain forward-looking statements, such as, but not by way of limitation, expectations of future debt service requirements, lease payments, etc. In addition, the financial statements contain estimates by management that also constitute forward-looking statements, including but not limited to depreciation rates, adequate levels of inventory, warranty and other reserves, current values of assets and liabilities, etc., that involve risks and uncertainties. Actual values and results may be materially different. In particular, the value of assets and the adequacy of reserves depend upon future events which cannot be foreseen at this time because they may be affected by changes in the needs of the Company's customers, the products and pricing offered by the Company's competitors, general economic conditions and other factors.


Report of Independent Public Accountants


To Technical Communications Corporation:

We have audited the accompanying consolidated balance sheets of Technical Communications Corporation (a Massachusetts corporation) and its subsidiaries as of September 28, 1996, and September 30, 1995, and the related consolidated statements of income, cash flows and stockholders' equity for the years ended September 28, 1996, September 30, 1995, and October 1, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Technical Communications Corporation and subsidiaries as of September 28, 1996, and September 30, 1995, and the results of their operations and their cash flows for the years ended September 28, 1996, September 30, 1995, and October 1, 1994, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
_________________________

Boston, Massachusetts
November 6, 1996











