Form 10-K405, Exhibit 13
period 1997-09-27
TECHNICAL COMMUNICATIONS CORP
filed 1998-01-27
CIK 96699

                                                                      EXHIBIT 13

                       CONSOLIDATED BALANCE SHEETS:
                 September 27, 1997, and September 28, 1996.

                                                                                         1997           1996
                                                                                     -------------  -------------
                                     ASSETS
  Current Assets:
    Cash and cash equivalents......................................................  $   1,876,748  $   6,381,026
    Accounts receivable - trade, less allowance for doubtful accounts of $25,000 in
      1997 and $53,707 in 1996.....................................................      3,259,549      3,219,124
    Unbilled revenue...............................................................        198,038             --
    Inventories (Note 4)...........................................................      3,423,979      2,615,772
    Refundable income taxes (Note 6)...............................................        609,812             --
    Other current assets...........................................................        117,947        199,122
                                                                                     -------------  -------------
      Total current assets.........................................................      9,486,073     12,415,044
                                                                                     -------------  -------------
  Equipment and leasehold improvements (Note 16)...................................      4,382,655      4,223,816
    Less accumulated depreciation and amortization.................................      3,200,075      2,646,683
                                                                                     -------------  -------------
      Equipment and leasehold improvements--net....................................      1,182,580      1,577,133
                                                                                     -------------  -------------
  Goodwill.........................................................................      1,614,131      1,614,131
    Less accumulated amortization..................................................        501,533        286,623
                                                                                     -------------  -------------
      Goodwill--net................................................................      1,112,598      1,327,508
                                                                                     -------------  -------------
  Deferred income taxes (Note 6)...................................................         76,553        221,640
  Other assets.....................................................................        598,449        458,708
                                                                                     -------------  -------------
                                                                                     $  12,456,253  $  16,000,033
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                         LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities:
    Accounts payable...............................................................  $     861,633  $     504,860
    Long-term debt--current portion (Note 5).......................................             --      1,145,175
    Accrued liabilities:
      Compensation and related expenses............................................        290,093        597,938
      Other (Note 3)...............................................................      1,794,481      2,019,303
                                                                                     -------------  -------------
      Total current liabilities....................................................      2,946,207      4,267,276
                                                                                     -------------  -------------
  Long-term debt (Note 5)..........................................................             --      1,200,000
  Commitments and contingencies (Notes 10, 12, 14 and 16)

  Stockholders' Equity
    Common stock--par value $.10 per share; authorized 3,500,000 shares, issued
      1,273,703 shares in 1997 and 1,264,496 in 1996...............................        127,370        126,450
    Additional paid-in capital.....................................................      1,526,110      1,473,643
    ESOP deferred compensation (Note 5)............................................       (527,772)      (695,175)
    Retained earnings..............................................................      8,464,338      9,707,839
      Less treasury stock at cost, 10,000 shares...................................        (80,000)       (80,000)
                                                                                     -------------  -------------
      Total stockholders' equity...................................................      9,510,046     10,532,757
                                                                                     -------------  -------------
                                                                                     $  12,456,253  $  16,000,033
                                                                                     -------------  -------------
                                                                                     -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS:

  Years Ended September 27, 1997, September 28, 1996, and September 30, 1995.

                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Net sales...........................................................  $  12,258,638  $  14,012,802  $  10,227,565
Cost of sales.......................................................      5,153,663      5,781,414      4,875,683
                                                                      -------------  -------------  -------------
    Gross profit....................................................      7,104,975      8,231,388      5,351,882
                                                                      -------------  -------------  -------------
Operating expenses:
  Selling, general and administrative expenses......................      6,282,108      5,582,553      3,826,778
  Product development costs.........................................      2,378,564      1,955,852      1,492,370
                                                                      -------------  -------------  -------------
    Total operating expenses........................................      8,660,672      7,538,405      5,319,148
                                                                      -------------  -------------  -------------
    Operating profit (loss).........................................     (1,555,697)       692,983         32,734
Other income (expense):
  Investment income.................................................        128,722        239,142        271,815
  Interest expense..................................................        (63,979)      (243,472)      (158,570)
  Other.............................................................       (167,047)        20,876        (27,652)
                                                                      -------------  -------------  -------------
    Total other income (expense)....................................       (102,304)        16,546         85,593
                                                                      -------------  -------------  -------------
Income (loss) before income taxes...................................     (1,658,001)       709,529        118,327
Provision (benefit) for income taxes (Note 6).......................       (414,500)       177,382         29,582
                                                                      -------------  -------------  -------------
Net income (loss)...................................................  $  (1,243,501) $     532,147  $      88,745
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Net income (loss) per common share (Note 2).........................  $       (0.98) $        0.42  $        0.07
Weighted average common shares outstanding..........................      1,270,625      1,257,384      1,252,567

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS:

  Years Ended September 27, 1997, September 28, 1996, and September 30, 1995.

                                                                             1997           1996         1995
                                                                         -------------  ------------  -----------
Operating Activities:
Net Income (loss)......................................................  $  (1,243,501) $    532,147  $    88,745
Adjustments to reconcile net income (loss) to net cash provided (used)
  by operating activities:
  Depreciation and amortization........................................        911,331       882,905      500,850
  Net loss on disposal of fixed assets.................................        192,425            --           --
  Non-cash compensation associated with ESOP...........................        167,403       246,136      246,136

Changes in assets and liabilities, net of the acquisition of Datotek:
  Decrease (increase) in accounts receivable...........................        (40,425)    1,792,842     (992,005)
  (Increase) in unbilled revenue.......................................       (198,038)           --           --
  Decrease (increase) in inventories...................................       (808,207)     (187,944)     136,602
  Decrease (increase) in refundable income taxes.......................       (609,812)      139,944      (55,604)
  Decrease (increase) in other current assets..........................         81,175       143,634     (253,904)
  Decrease (increase) in other assets and deferred income taxes........          5,346      (277,780)    (256,216)
  Increase (decrease) in accounts payable and other accrued
    liabilities........................................................       (175,894)      483,728      187,235
                                                                         -------------  ------------  -----------
  Net cash provided (used) by operating activities.....................     (1,718,197)    3,755,612     (398,161)
                                                                         -------------  ------------  -----------
Investing Activities:
  Additions to equipment and leasehold improvements....................       (533,177)     (597,452)    (366,300)
  Proceeds from disposal of equipment..................................         38,884            --           --
  Cash paid for Datotek acquisition....................................             --       (44,511)  (3,687,000)
                                                                         -------------  ------------  -----------
Net cash provided (used) by investing activities.......................       (494,293)     (641,963)  (4,053,300)
                                                                         -------------  ------------  -----------
Financing Activities:
  Proceeds from exercise of stock options..............................         53,387        85,723       14,500
  Proceeds from bank loan..............................................             --            --    2,250,000
  Borrowings under line of credit......................................        500,000            --           --
  Payment of line of credit............................................       (500,000)           --           --
  Payment of debt......................................................     (2,345,175)     (696,136)    (396,136)
                                                                         -------------  ------------  -----------
  Net cash provided (used) by financing activities.....................     (2,291,788)     (610,413)   1,868,364
                                                                         -------------  ------------  -----------
  Net increase (decrease) in cash and cash equivalents.................     (4,504,278)    2,503,236   (2,583,097)
Cash and cash equivalents at beginning of year.........................      6,381,026     3,877,790    6,460,887
                                                                         -------------  ------------  -----------
Cash and cash equivalents at end of year...............................  $   1,876,748  $  6,381,026  $ 3,877,790
                                                                         -------------  ------------  -----------
                                                                         -------------  ------------  -----------
Supplemental disclosures:
  Interest paid........................................................  $      70,991  $    243,472  $   158,570
  Income taxes paid (net of refunds received)..........................        408,193       103,497      (24,401)

  The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY:

   Years Ended September 27, 1997, September 28, 1996, and September 30, 1995

                                                                            1997          1996          1995
                                                                         -----------  -------------  -----------
Shares of Common Stock:
  Beginning balance....................................................    1,264,496      1,254,426    1,251,176
  Exercise of stock options............................................        9,207         10,070        3,250
                                                                         -----------  -------------  -----------
    Ending balance.....................................................    1,273,703      1,264,496    1,254,426
                                                                         -----------  -------------  -----------
                                                                         -----------  -------------  -----------
Common Stock at par value:
  Beginning balance....................................................  $   126,450  $     125,443  $   125,118
  Exercise of stock options............................................          920          1,007          325
                                                                         -----------  -------------  -----------
    Ending balance.....................................................      127,370        126,450      125,443
                                                                         -----------  -------------  -----------
Additional Paid-In Capital
  Beginning balance....................................................    1,473,643      1,388,927    1,374,752
  Exercise of stock options............................................       52,467         84,716       14,175
                                                                         -----------  -------------  -----------
    Ending balance.....................................................    1,526,110      1,473,643    1,388,927
                                                                         -----------  -------------  -----------
ESOP Deferred Compensation:
  Beginning balance....................................................     (695,175)      (941,311)  (1,187,447)
  Principal payments on ESOP debt (Note 5).............................      167,403        246,136      246,136
                                                                         -----------  -------------  -----------
    Ending balance.....................................................     (527,772)      (695,175)    (941,311)
                                                                         -----------  -------------  -----------
Retained Earnings:
  Beginning balance....................................................    9,707,839      9,175,692    9,086,947
  Net income (loss)....................................................   (1,243,501)       532,147       88,745
                                                                         -----------  -------------  -----------
    Ending balance.....................................................    8,464,338      9,707,839    9,175,692
                                                                         -----------  -------------  -----------
Treasury Stock:
  Beginning balance (10,000 shares)....................................      (80,000)       (80,000)     (80,000)
                                                                         -----------  -------------  -----------
  Ending balance.......................................................      (80,000)       (80,000)     (80,000)
                                                                         -----------  -------------  -----------
Total stockholders' equity.............................................  $ 9,510,046  $  10,532,757  $ 9,668,751
                                                                         -----------  -------------  -----------
                                                                         -----------  -------------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) COMPANY OPERATIONS

        Technical Communications Corporation and its wholly-owned subsidiaries (the Company) operate in one industry segment: the design, development, manufacture, marketing, distribution and sale of communications security devices and systems.

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

CAPITALIZED SOFTWARE COSTS

        Certain computer software costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," and are reported at the lower of unamortized cost or net realizable value. Upon initial product release, these costs are amortized based upon the higher of
    (a) the ratio of current revenues to total anticipated revenues of the products, or (b) the straight-line method, over two or three years.

RECOGNITION OF REVENUE

        The Company generally recognizes revenue upon shipment of products, except in the case of long-term contracts for which the revenue is recognized under the percentage-of-completion method.

STOCK-BASED COMPENSATION

        Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," and related Interpretations.

INCOME TAXES

        The Company records income tax expense in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under the liability method, deferred income taxes are recognized at current income tax rates to reflect the tax effect of temporary differences between the consolidated financial reporting and tax basis of assets and liabilities.

WARRANTY COSTS

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

        In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share for entities with publicly held common stock. SFAS No. 128 is effective for periods ending after December 15, 1997 and early adoption is not permitted. Had SFAS No. 128 been adopted as of September 29, 1996, there would have been no effect on the Company's reported earnings per share for the year ended September 27, 1997, including all quarterly earnings per share.

FISCAL YEAR-END POLICY

        The Company by-laws call for its fiscal year to end on the Saturday closest to the last day of September, unless otherwise decided by its Board of Directors. Fiscal years 1997, 1996, and 1995 ended on September 27, 1997, September 28, 1996, and September 30, 1995, respectively.

(3) OTHER ACCRUED LIABILITIES

        Other accrued liabilities consist of the following:

                                                                                      SEPTEMBER 27,  SEPTEMBER 28,
                                                                                          1997           1996
                                                                                      -------------  -------------
Reserve for product warranty........................................................   $   163,480    $   386,175
Reserve for product installation....................................................       --             141,650
Customer advance payments...........................................................       149,011        108,402
Sales representative commissions....................................................       746,833        340,928
Customer support agreements.........................................................       519,839        344,520
Income taxes payable................................................................       101,212        463,227
Other...............................................................................       114,106        234,401
                                                                                      -------------  -------------
Total accrued liabilities...........................................................   $ 1,794,481    $ 2,019,303
                                                                                      -------------  -------------
                                                                                      -------------  -------------

(4) INVENTORIES

        Inventories consist of the following:

                                                                                      SEPTEMBER 27,  SEPTEMBER 28,
                                                                                          1997           1996
                                                                                      -------------  -------------
Finished goods......................................................................   $    64,781    $    10,557
Work in process.....................................................................     1,220,152        853,422
Raw materials and supplies..........................................................     2,139,046      1,751,793
                                                                                      -------------  -------------
Total inventories...................................................................   $ 3,423,979    $ 2,615,772
                                                                                      -------------  -------------
                                                                                      -------------  -------------

(5) DEBT

        On November 17, 1989, the Company established the Technical Communications Corporation Employees' Stock Ownership Trust (the "Trust") for the benefit of its employees. During 1990 and 1991, the Trust borrowed $1,212,500 and $1,287,488, respectively, from two banks, and purchased 190,350 shares of the Company's common stock at fair market value. The Company acted as guarantor on these loans and, as a result, recorded the principal balance of such loans on its balance sheet as long-term debt with an offsetting charge to "ESOP deferred compensation" within the Stockholders' Equity section.

        On April 30, 1997, the Company provided a loan of $82,702 to the Trust in order to pay off the remaining balance of the 1990 bank loan. This new loan, which bears interest at 9% per annum, requires equal monthly payments of principal of $3,446, commencing on May 31, 1997. On August 28, 1997, the Company provided a second loan of $472,222 to the Trust in order to pay off the 1991 bank loan. This second Company loan to the Trust bears interest at 13.6% per annum and requires equal monthly principal payments of $9,838 beginning on September 28, 1997.

        The Company makes contributions to the Trust equal to the monthly payment of principal and interest on the ESOP loans as they become due. Because the payment of principal results in the release of shares from collateral, which shares are then available for allocation to employees, the principal portion of these contributions is recorded as compensation expense. Such contributions are, therefore, expensed to compensation and interest when they are made or accrued. The compensation and interest elements are as follows:

                                                                      SEPTEMBER 27,  SEPTEMBER 28,  SEPTEMBER 30,
FOR THE FISCAL YEARS ENDED:                                               1997           1996           1995
--------------------------------------------------------------------  -------------  -------------  -------------
Compensation........................................................   $   167,403    $   246,136    $   246,136
Interest............................................................        49,104         71,996         88,305
                                                                      -------------  -------------  -------------
Total contributions.................................................   $   216,507    $   318,132    $   334,441
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

        At its August 27, 1997 meeting, the Board of Directors voted to terminate the Employee Stock Ownership Plan effective October 1, 1997.

        On May 31, 1995, the Company completed an asset purchase of the secure communications business of Datotek, Inc., a subsidiary of AT&T Corp., for $3,687,000 (see Note 15). This acquisition was funded partly by the Company's cash reserves and partly through loans amounting to $2,250,000 from two banks. These loans, payable in equal installments of principal over a period of five years, plus interest at The First National Bank of Boston's prime rate plus 1/2 of 1%, were paid in full during November 1996.

        At September 27, 1997, the Company had a $3,500,000 line of credit at a rate of prime plus 1/2 of 1%. Availability under the line of credit has been reduced by $839,158 for outstanding standby letters of credit (see Note 10). During June 1997, the Company borrowed $500,000 against its credit line, subsequently paying the amount back in full during August 1997 upon receipt of certain large trade receivables. Other than outstanding standby letters of credit, the Company had no borrowing under the line of credit in 1996 or 1995.

        The foregoing bank loans and line of credit are secured by a pledge of substantially all the assets of the Company. This line of credit expires on May 1, 1998, unless renewed.

(6) INCOME TAXES

        The provisions (credits) for income taxes consist of the following:

                                                                      SEPTEMBER 27,  SEPTEMBER 28,  SEPTEMBER 30,
FOR THE FISCAL YEARS ENDED:                                               1997           1996           1995
--------------------------------------------------------------------  -------------  -------------  -------------
Current:
  Federal...........................................................   $  (426,692)   $   473,672     $  21,983
  State.............................................................      (143,164)       123,027         7,599
                                                                      -------------  -------------  -------------
Total current taxes.................................................      (569,856)       596,699        29,582
                                                                      -------------  -------------  -------------
Deferred:
  Federal...........................................................       116,149       (336,330)       --
  State.............................................................        39,207        (82,987)       --
                                                                      -------------  -------------  -------------
Total deferred taxes................................................       155,356       (419,317)       --
                                                                      -------------  -------------  -------------
Total provision (benefit)...........................................   $  (414,500)   $   177,382     $  29,582
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

        The provisions for income taxes are different from those that would be obtained by applying the statutory federal income tax rate to earnings before income taxes due to the following:

                                                                      SEPTEMBER 27,  SEPTEMBER 28,  SEPTEMBER 30,
FOR THE FISCAL YEARS ENDED:                                               1997           1996           1995
--------------------------------------------------------------------  -------------  -------------  -------------
Tax at U.S. statutory rate..........................................   $  (563,720)   $   241,240     $  40,231
Benefit of Foreign Sales Corp.......................................       --             (23,604)      (29,898)
State income taxes, net of Federal benefit..........................      (103,957)        28,260         3,600
Tax-exempt interest.................................................       --              (6,875)       (7,480)
Accruals and other..................................................       (17,912)         5,861        23,129
Increase (reduction) in valuation allowance.........................       271,089        (67,500)       --
                                                                      -------------  -------------  -------------
Total...............................................................   $  (414,500)   $   177,382     $  29,582
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

        Deferred income taxes consist of the following:

                                                                                      SEPTEMBER 27,  SEPTEMBER 28,
                                                                                          1997           1996
                                                                                      -------------  -------------
NOL carryforward....................................................................   $   263,242        --
Goodwill............................................................................        88,823         54,874
Inventory reserve...................................................................       154,723        201,140
Warranty reserve....................................................................        98,237        243,629
Payroll related accruals............................................................       144,589         37,590
Other...............................................................................       (48,141)        38,238
                                                                                      -------------  -------------
Total...............................................................................       701,473        575,471
Less: Valuation allowance...........................................................      (624,920)      (353,831)
                                                                                      -------------  -------------
Total...............................................................................   $    76,553    $   221,640
                                                                                      -------------  -------------
                                                                                      -------------  -------------

        The valuation allowance relates to uncertainty with respect to the Company's ability to realize prepaid tax assets against future profits.

        Refundable income taxes represent estimated refunds from the Federal government from carryback claims. All refunds are expected to be received within the next fiscal year.

(7) STOCK OPTIONS

        At the February 1992 Annual Meeting of Stockholders, the Company adopted the Technical Communications Corporation 1991 Stock Option Plan (the SOP
    Plan) to replace a previous, expired plan. The Company reserved 250,000 shares of common stock for issuance to employees at prices not less than the fair market value on the date of grant. At the February 1997 Annual Meeting of Stockholders, the Company increased the reserve for shares under the SOP Plan to 350,000. Options under this plan generally expire ten years from the date of grant and are exercisable in cumulative annual increments commencing one year after the date of grant.

        The Company had previously adopted an Incentive Stock Option Plan (the ISO Plan) which reserved shares of common stock for issuance to employees at prices not less than the fair market value on the date of grant. The ISO Plan expired December 15, 1991. Options are still outstanding, generally expire ten years from the date of grant, and are exercisable in cumulative annual increments commencing one year after the date of grant.

        In 1991, the stockholders approved a Non-Qualified Stock Option Plan which reserved 50,000 shares of common stock for issuance to non-employee Directors of the Company at prices not less than the fair market value on the date of grant. This plan was discontinued in February 1997, but options are still outstanding and are exercisable at any time after the date of the grant until expiration, which is five years from the date of grant.

        In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply Accounting Principles Board Opinion No. 25 to account for its stock-based compensation plans. Had compensation for awards in fiscal years 1995 through 1997 under the Company's stock-based compensation been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

                                                                      SEPTEMBER 27,  SEPTEMBER 28,  SEPTEMBER 30,
FOR THE FISCAL YEARS ENDED:                                               1997           1996           1995
--------------------------------------------------------------------  -------------  -------------  -------------
Net Income (loss)
  As reported.......................................................   $(1,243,501)   $   532,147    $    88,745
  Pro forma.........................................................   $(1,432,295)   $   376,293    $   (24,782)

Earnings per common share
  As reported.......................................................   $     (0.98)   $      0.42    $      0.07
  Pro forma.........................................................   $     (1.23)   $      0.31    $     (0.02)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

        Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to October 1, 1994, the resulting pro forma compensation expense may not be representative of the amount to be expensed in future years. Pro forma compensation expense for options granted is reflected over the vesting period; future pro forma compensation expense may be greater as additional options are granted.

        The fair value of each option granted was estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.00%, 6.43%, and 6.00% for 1997, 1996, and 1995, respectively, expected life equal to each grant's vesting period (1 to 9 years), expected volatility of 100%, and an expected dividend yield of 0%.

        A summary of the Company's stock option activity by fiscal year follows:

                                                                    1997                      1996               1995
                                                          ------------------------  ------------------------  -----------
                                                                         AVERAGE                   AVERAGE
                                                           NUMBER OF    EXERCISE     NUMBER OF    EXERCISE     NUMBER OF
                                                            SHARES        PRICE       SHARES        PRICE       SHARES
                                                          -----------  -----------  -----------  -----------  -----------
Options outstanding, beginning of year..................     233,905    $   10.13      167,550    $   10.24       78,950
Options granted
  Option price = Fair Market Value......................      34,700    $    9.33       46,950    $    8.71       22,250
  Option price > Fair Market Value......................      16,000    $   11.45       50,000    $   11.24       80,000
Options exercised.......................................      (7,500)   $    6.90      (10,070)   $   11.26       (3,250)
Options forfeited.......................................     (15,950)   $   10.92      (20,525)   $   11.03      (10,400)
                                                          -----------  -----------  -----------  -----------  -----------
Options outstanding, end of year........................     261,155    $   10.14      233,905    $   10.13      167,550
Options exercisable.....................................      72,965    $    9.50       51,470    $    9.78       33,055
Weighted average fair value per share of options granted
  during the year.......................................                $    7.76                 $    6.77

                                                            AVERAGE
                                                           EXERCISE
                                                             PRICE
                                                          -----------
Options outstanding, beginning of year..................   $   11.58
Options granted
  Option price = Fair Market Value......................   $    7.45
  Option price > Fair Market Value......................   $    9.68
Options exercised.......................................   $    4.40
Options forfeited.......................................   $   12.54
                                                          -----------
Options outstanding, end of year........................   $   10.24
Options exercisable.....................................   $   10.25
Weighted average fair value per share of options granted
  during the year.......................................   $    6.36

        The following summarizes certain data for options outstanding at September 27, 1997:

                                                                                                             WEIGHTED
                                                                                              WEIGHTED        AVERAGE
                                                                                               AVERAGE       REMAINING
                                                              NUMBER OF       RANGE OF        EXERCISE      CONTRACTUAL
                                                               SHARES      EXERCISE PRICES      PRICE          LIFE
                                                             -----------  -----------------  -----------  ---------------
Options outstanding, end of year                                 25,850   $     4.00--$8.00   $    7.22           7.83
                                                                207,195   $    8.01--$12.00   $    9.96           8.46
                                                                 28,110   $   12.01--$16.75   $   13.13           7.78
                                                             -----------
                                                                261,155                       $   10.14           8.33

Options exercisable                                              24,750   $     4.00--$8.00   $    7.20
                                                                 37,245   $    8.01--$12.00   $    9.19
                                                                 10,970   $   12.01--$16.75   $   13.02
                                                             -----------
                                                                 72,965                       $    9.50

(8) PROFIT-SHARING PLAN

        The Company has a qualified, contributory, trusteed profit-sharing plan covering substantially all employees. The Company's policy is to fund contributions as they are accrued. The contributions are allocated based on the employee's proportionate share of total compensation.

        The Company's contributions to the plan are determined by the Board of Directors and are subject to other specified limitations. No provision for a contribution has been made for 1997. However, the Board of Directors, at its August 27, 1997 meeting approved a corporate match of 25 cents per dollar of the first 6% of each participant's contributions to the plan for fiscal 1998. Provisions of approximately $46,000, and $40,000 were recorded in 1996 and 1995, respectively, for the Company's contributions to the plan.

        The Company offers no post-retirement benefits as defined in the Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits other than Pensions."

(9) EXECUTIVE INCENTIVE BONUS PLAN

        The Company has an Executive Incentive Bonus Plan for the benefit of key management employees. The bonus pool is determined based on the Company's performance as defined in the plan. In fiscal 1997 and 1995, no bonuses were earned. Bonuses of $104,500 accrued in fiscal 1996 for key management employees were dis-tributed during fiscal 1997.

(10) OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

        At September 27, 1997, and September 28, 1996, the Company was contingently liable under open standby letters of credit totaling $839,158 and $66,910, respectively. These letters of credit are issued in the ordinary course of business to secure the Company's performance under contracts with its customers. These letters of credit expire as provided for in the contracts, unless exercised or renewed. To date, no letters of credit have been exercised. The Company does not expect to incur any loss associated with these letters of credit.

        As of September 27, 1997, management believes it has no significant concentrations of credit risk due to placement of its cash equivalents with high-credit-quality financial institutions, and the fact that the majority of its foreign trade receivables are secured by letters of credit or foreign credit insurance.

(11) RELATED PARTY TRANSACTIONS

        Herbert A. Lerner, Company Director and Treasurer, and James A. McCalmont, Director, are Trustees of the Technical Communications Corporation Employees' Stock Ownership Trust. At its August 27, 1997 meeting, the Board of Directors voted to terminate the Employee Stock Ownership Plan effective October 1, 1997.

        Edward E. Hicks, Esq., the Company's Secretary and Clerk, is a member of a law firm that provides legal services to the Company.


        Lawrence A. Kletter, Esq., who resigned as a director during fiscal year 1997, is a member of a law firm that provided legal services to the Company.

        Carl H. Guild, Jr., elected to the Board of Directors effective May 1, 1997, serves as a consultant for the Company, earning $52,500 in this capacity during fiscal 1997.

        During fiscal years 1997 and 1996, the Company incurred expenses of $116,038 and $96,360, respectively, to FutureComms, Inc., a privately held telecommunications software consulting services company. FutureComms is owned and operated by Michelle D. Gerard, the wife of the Company's President and CEO. FutureComms' work ended on August 29, 1997.

        During 1996 and 1995, the Company leased a sales office from its Chairman; lease payments were $1.00 in each year. The fair market value of such rent was estimated to be below $5,000 per year.

        On June 27, 1995, the Company invested $250,800 for a minority interest in Series B Preferred Stock of Net2Net Corporation, a privately held company that develops high performance management and analysis systems for Asynchronous Transfer Mode (ATM) networks. The Company also paid a deposit for inventory, purchased at a discounted price, valued at $244,200 as well as entered into an eighteen month distribution agreement with Net2Net that gave the Company the exclusive right to sell Net2Net products to certain U.S. Government departments. As of September 27, 1997, $144,283 of the inventory has been sold and the remain-ing amount of $99,917 has been either written-down or fully reserved. Net2Net's president is Stephen McCalmont, son of Arnold McCalmont, and brother to James McCalmont. Arnold and James McCalmont, as well as Herbert Lerner, are also investors in Net2Net Corporation. This investment, which represents less than a 5% interest, has been accounted for using the cost method.

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

        On December 12, 1997, the Board of Directors announced that it has undertaken an internal review of certain of its historical service contracts. On January 13, 1998 the Company announced that the results from its internal review concluded that certain of TCC's internal approval and control procedures were not followed in connection with such contracts. However, the Company does not believe that this will result in a material liability or asset impairment to the Company or otherwise have any material effect on the financial position or results of operations of the Company.



(13) MAJOR CUSTOMERS AND EXPORT SALES

        In fiscal 1997, the Company had three customers representing 51% (25%, 13%, and 13%) of net sales. In fiscal 1996, the Company had three customers, including the U.S. Government as one customer, representing 54% (26%, 16%, and 12%) of net sales. In fiscal 1995, the Company had three customers, including the U.S. Government, representing 57% (24%, 20%, and 13%) of net sales.

        A breakdown of net sales is as follows:

                                                                      SEPTEMBER 27,  SEPTEMBER 28,  SEPTEMBER 30,
FOR THE FISCAL YEARS ENDED:                                               1997           1996           1995
--------------------------------------------------------------------  -------------  -------------  -------------
Domestic............................................................  $   2,734,690  $   3,633,425  $   1,535,015
Foreign.............................................................      9,523,948     10,379,377      8,692,550
                                                                      -------------  -------------  -------------
Total...............................................................  $  12,258,638  $  14,012,802  $  10,227,565
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

        A summary of foreign sales by geographic area follows:

                                                                       SEPTEMBER 27,    SEPTEMBER 28,    SEPTEMBER 30,
FOR THE FISCAL YEARS ENDED:                                                1997             1996             1995
--------------------------------------------------------------------  ---------------  ---------------  ---------------
North America (excluding the U.S.)..................................           1.0%             1.3%             2.9%
Central and South America...........................................          33.8%             6.7%             6.5%
Europe..............................................................           6.1%            11.6%            14.2%
Mid-East and Africa.................................................          53.8%            46.0%            59.7%
Far East............................................................           5.3%            34.4%            16.7%
                                                                             -----            -----            -----
Total...............................................................         100.0%           100.0%           100.0%
                                                                             -----            -----            -----
                                                                             -----            -----            -----

(14) LEASES

        The Company leases its headquarters under an operating lease.

        The Company has renewed the lease on its headquarters located in Concord, Massachusetts through June 30, 2000. Future minimum lease payments depend on the Consumer Price Index at December 31, 1997, but are estimated at $158,700 a year through fiscal 1999 and $119,000 for the first nine months of fiscal 2000. This lease may be further renewed for an additional two and one-half years through December 31, 2002. The Company also retains an option to purchase the building at fair market value, but not to exceed $2,262,000, exercisable at the end of the current renewal term, and of the additional renewal term, if elected. Annual rental expense amounted to $146,160 during fiscal years 1995 through 1997.

(15) ACQUISITION

        Effective May 31, 1995, the Company acquired substantially all of the assets of Datotek, Inc., a subsidiary of AT&T Corp. Total consideration paid by the Company was $3,687,000, plus acquisition and financing costs. The acquisition was financed by the Company's own capital and a loan from two banks. These bank loans were subsequently paid off in November 1996. Operations resulting from this acquisition are included in the accompanying consolidated financial statements from the date of acquisition. The acquisition was accounted for as a purchase, and accordingly, an allocation of purchase cost to the Company's assets and liabilities (accounts receivable, inventory, fixed assets, accounts payable, and accruals) was made to reflect fair values. The allocation resulted in unallocated excess purchase cost over net assets acquired (goodwill) of

    $1,614,131, which is being amortized on a straight-line basis over 7 1/2 years. The parties made an election under the Internal Revenue Code to treat the purchase and sale agreement as a purchase of assets and assumption of liabilities.

        On an unaudited pro forma basis, giving effect to the transaction as if it occurred as of October 1, 1994, net sales for fiscal 1995 would have been $11,605,000 with a net loss of $235,000 or $.19 per share.

        The pro forma net sales and net loss do not purport to represent what the Company's results of operations would have been if such transactions in fact had occurred on such date or at the beginning of the period indicated or to project the Company's financial position or results of operations for any future date or period.

(16) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

        Equipment and leasehold improvements consist of the following:

                                                                                        ESTIMATED
                                                         SEPTEMBER 27,  SEPTEMBER 28,     USEFUL
                                                             1997           1996           LIFE
                                                         -------------  -------------  ------------
Engineering and manufacturing equipment................   $ 1,920,289    $ 1,942,723   3--8 years
Demonstration equipment................................       922,696        785,178   3--5 years
Furniture and fixtures.................................     1,036,423      1,000,354   3--8 years
Automobiles............................................        89,899         89,899   5 years
Leasehold improvements.................................       413,348        405,662   2--5 years
                                                         -------------  -------------  ------------
Total equipment and leasehold improvements.............   $ 4,382,655    $ 4,223,816   2--8 years
                                                         -------------  -------------  ------------
                                                         -------------  -------------  ------------

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value.

a.) Cash and Cash Equivalents--The carrying amount of these assets on the Company's Consolidated Balance Sheet approximates their fair value because of the short maturity of these instruments.

b.) Long-term Debt--The fair value of this long-term indebtedness approximates the carrying amount since the variable interest rate paid reflects fair value.

(18) RISKS

        The Company is exposed to a number of business risks. These include, but are not limited to, concentration of its business amongst a relatively small number of customers (see Note 13), technological change (which can cause obsolescence of the Company's products and inventories), actions of competitors (some of whom have access to considerably greater financial resources than the Company), cancellation of major contracts (either before or after award), variations in market demand, the loss of key personnel, etc. The Company attempts to protect itself in various ways against such risks, but its success cannot be guaranteed.

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


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Technical Communications Corporation:

We have audited the accompanying consolidated balance sheets of Technical Communications Corporation (a Massachusetts corporation) and its subsidiaries as of September 27, 1997, and September 28, 1996, and the related consolidated statements of operations, cash flows, and stockholders' equity for the years ended September 27, 1997, September 28, 1996, and September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Technical Communications Corporation and subsidiaries as of September 27, 1997 and September 28, 1996, and the results of their operations and their cash flows for the years ended September 27, 1997, September 28, 1996 and September 30, 1995, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
-----------------------
Boston, Massachusetts
October 29, 1997 (except with respect to the matter
        discussed in Note 12 as to which the date
        is January 15, 1998)


